Exhibit 10.1

This Agreement is between Source Direct Holdings, Inc.( Simply WoW®), a Nevada corporation with its principal place of business at 4323 Commerce Circle", Idaho Falls, Idaho, and West Coast Customs, a California corporation with its principal place of business at 181 Via Trevizio Corona, California, 92879, and/or its agents and assigns, including any subsidiary ("West Coast Customs").

This Agreement shall take effect September 19, 2007 and remain in effect for two years through September 19, 2009. This Agreement may be extended by mutual agreement of the parties for an additional two-year period unless a party notifies the other any time before the expiration of the then current terms that it does not wish to extend the term.

Simply WoW® hereby agrees to grant to West Coast Customs the rights to sell, market, and solicit Simply WoW®'s Automotive Care products (the "Products") through West Coast Custom's marketing and distribution channels.

Simply WoW® will provide to West Coast Customs complimentary Product, in an amount agreed to by the parties for use in the shop during the shop's hours of operation. In return, West Coast Customs will provide mentions of the Product and banners advertising the Product in key areas of its shop.

West Coast Customs can purchase Product for resale ("Product for Resale") at the latest distributor price minus 10 percent. West Coast Customs may also distribute to its own retail outlets purchased Product For Resale at whatever price it deems appropriate.

Simply WoW® may sell the West Coast Customs Cleaning Line to any and all retailer and reseUers.

Simply WoW® shall pay to West Coast Customs a royalty often percent (10%) of all gross sales of West Coast Customs Cleaning Line that Simply Wow sells. Royalties shall be paid quarterly. The payment is due no later than 30 days after the end of the applicable calendar quarter

Products as it deems appropriate. Simply WoW® shall have the right to promote and advertise West Coast Customs' licensed cleaning products based on its good faith expertise within the cleaning industry. West Coast Customs' decision is final should the two parties disagree about advertising or marketing that included West Coast Customs' trademarks or brand.

Simply WoW® represents and warrants to West Coast Customs that it has full power to enter into this Agreement. West Coast Customs represents and warrants to Simply WoW® that it has full power and authority to enter into this Agreement.

Each Party agrees that either party consents to the other party's use of its name, likeness, identity, trademarks and trade symbols, for the purposes of fulfilling this Agreement and in connection with the promotion, advertising, distribution, marketing and production of the Products or derivatives there from, and for general organizational promotional purposes.

West Coast Customs specifically licenses to Simply WoW® the right to use the West Coast Customs name, likeness, trademarks, and trade symbols in connection with the creation, sale, and marketing of the West Coast Customs Cleaning Line of products for the duration of this Agreement and any extension period.

Simply WoW® shall make available to West Coast Customs, within 5 days written notice, at its headquarters, the financial books related to payment of royalties hereunder.

West Coast Customs shall own any and all promotional materials created by Simply WoW® to sell the Products including titles, packaging design, and marketing materials. Upon termination of the Agreement, all rights of ownership of said promotional materials shall remain with West Coast Customs. All copyrighted and patented materials owned by Simply WoW® included in the Products shall remain the property of Simply WoW®.

If during the existence of this Agreement the trademarks, copyrights and/or patents shall be infringed or a claim for unfair competition shall arise from the unauthorized use of the Products or any part thereof, but not limited to, the format thereof of the characters or solutions contained in the products, and if the parties proceed jointly, the expenses and recoveries, if any, shall be shares equally, and if they do not proceed jointly, either party shall have the right to prosecute such action, and such party shall bear the expenses thereof, and any recoveries shall belong to such party. If such party shall not hold the record title of the copyright, the other party hereby consents that the action be brought in its name. Neither party shall be liable to other party for failure to take such legal steps unless such failure itself is considered negligent.

Any dispute between the parties arising out of this Agreement, which cannot be amicably settled, shall be referred to arbitration at a mutually agreeable location. Any award rendered in arbitration shall be binding and conclusive upon the parties and shall not be subject to appeals or retrying by the court.

In the event this Agreement is placed in the hands of an attorney due to a default in the payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees, collection costs, costs of either litigation, mediation, or arbitration (whichever is appropriate), whether or not a suit or action is filed, and any other fees or expenses reasonably incurred by the non-defaulting party.

This Agreement is the entire, final and complete agreement of the parties and supersedes all written and oral agreements heretofore made or existing by and between the parties or their representatives.

IN WITNESS WHEREOF the parties hereto have executed and duly witnessed this Agreement as of the day and year written below.

Deren Smith, President and CEO Dated: 10/05/2007

A list of current products to which Simply WoW® currently has the rights to and is licensing to West Coast Customs;

Simply WoW® / Cleaner Degreaser Simply WoW® Tuff Buff®

Simply WoW® Odor Annihilator® Simply WoW® Tire Shine